Exhibit 99.1

AMERICAN NATURAL ENERGY CORPORATION
7030 South Yale, Suite 404
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473

American Natural Energy Corporation Announces Expiration of Common Shares
Subscription Rights Offering

Tulsa, Oklahoma, August 23, 2004. American Natural Energy Corporation (“ANEC”) (TSX Venture: ANR.U) announced that the rights offering of its shares of common stock to its stockholders has been completed. The rights offering provided for holders of shares of ANEC common stock as of a record date of July 27, 2004 to receive the right to buy one share of stock, at US$0.24 per share, for each four shares owned as of the record date. An aggregate of 6,941,414 shares were offered pursuant to the rights offering.

At the expiration of the offering period, which closed on Friday, August 20, 2004, shareholders representing approximately 22.4 million shares (80.8% of shares outstanding) exercised their rights to acquire a total of approximately 5.6 million shares pursuant to the basic subscription rights in the offering. Additionally, subscribing shareholders subscribed to an additional approximately 4.2 million shares pursuant to the over-subscription rights provided in the offering. Since the total number of shares subscribed to pursuant to the basic subscription and over-subscription rights exceeds the total number of shares offered pursuant to the rights offering, those shareholders electing to exercise their over-subscription rights will receive a pro rata share of the total amount of shares available for over-subscription. The rights offering has raised approximately US$1.5 million, net of offering expenses, of additional equity for ANEC.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or the outcome of the rights offering and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities and the outcome of ANEC’s development and exploration activities, including the success of its current and proposed well drilling activities. Important additional factors that could cause such differences are described in ANEC’s periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission’s Website at http://www.sec.gov.